Exhibit 10.6

CENDANT CORPORATION
2003 LONG TERM INCENTIVE PLAN

1.	Purpose.

The purpose of the Cendant Corporation 2003 Long Term Incentive Plan is to provide an annual incentive grant intended to promote the Company’s efforts (i) to align the interests of key management personnel with the interests of the Company’s stockholders, and incentivize key management personnel to create stockholder value and (ii) to retain key management personnel over a long-term period during which the Company contemplates competitive business markets and a challenging economic environment.

2.	Definitions.

The following terms, as used herein, shall have the following meanings:

(a)	“Cendant” shall mean Cendant Corporation, a Delaware corporation.

(b)	“Award Agreement” shall mean a written agreement between Cendant and a Participant evidencing an award of Restricted Stock Units or Restricted Cash Units.

(c)	“Board” shall mean the Board of Directors of Cendant.

(d)	“Committee” shall mean the Compensation Committee of the Board.

(e)	“Company” shall mean, collectively, Cendant and its subsidiaries.

(f)	“Participant” shall mean an officer or key employee of the Company who is, pursuant to Section 4 of the Plan, selected and designated by the Committee in writing to participate herein.

(g)	“Plan” shall mean this Cendant Corporation 2003 Long Term Incentive Plan.

(h)
“Change-of-Control Transaction” shall mean any transaction or series of transactions pursuant to or as a result of which (i) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a third party who has entered into an agreement to effect a transaction described in clause (ii), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by Cendant’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a majority of the members of the Board, (ii) any person or entity is or becomes, directly or indirectly, the beneficial owner of 50% or more of the common stock of Cendant (or other securities of Cendant having generally the right to vote for election of the Board), (iii) Cendant or any subsidiary shall sell, assign or otherwise transfer, directly or indirectly, assets (including stock or other securities of subsidiaries) having a fair market or book value or earning power of 50% or more of the assets or earning power of Cendant and its subsidiaries (taken as a whole) to any third party, other than Cendant or a wholly-owned subsidiary thereof, (iv) control of 50% or more of the business of Cendant shall be sold, assigned or otherwise transferred directly or indirectly to any third party, (v) there is consummated a merger or consolidation of Cendant with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Cendant outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Cendant or such surviving entity or any parent thereof outstanding immediately after such event or (B) a merger or consolidation effected to implement a recapitalization of Cendant (or similar transaction) in which no person or entity becomes the beneficial owner or more than 50% or more of the combined voting power of Cendant’s then outstanding securities or (vi) the stockholders of Cendant approve a plan of liquidation or dissolution.

(i)	“Award” shall mean an award of Restricted Stock Units or Restricted Cash Units granted pursuant to this Plan.

(j)	“Restricted Stock Unit” shall mean an Award granted pursuant to Section 5(c) of this Plan.

(k)	“Restricted Cash Unit” shall mean an Award granted pursuant to Section 5(b) of this Plan.

(l)
“Cendant Stock Plans” shall mean the following stock plans maintained by Cendant, as amended from time to time: (1) 1999 Broad-Based Employee Stock Option Plan; (2) 1997 Stock Option Plan and (3) Galileo International 1999 Equity and Performance Incentive Plan.

(m)	“Cendant Stock” shall mean common stock of Cendant, par value $0.01 per share, of the series designated CD Common Stock.

(n)	Disability shall mean a Participant’s termination of employment by reason of “Disability” within the meaning of Cendant’s Long Term Disability Plan as in effect from time to time.

3.	Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions and restrictions relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility.

Awards may be granted to key management personnel of the Company in the sole discretion of the Committee.

5.	Terms of Awards.

Awards granted pursuant to the Plan shall be evidenced by Award Agreements substantially in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(a)      Participation. The Committee shall grant participation in the Plan to key management personnel in its sole and absolute discretion. The Committee may determine that participation in the Plan is subject to and contingent upon:

(i)	the Participant executing a covenant not to compete and confidentiality agreement in such form as the Committee shall prescribe; and/or

(ii)	the Participant executing a covenant to devote his or her best efforts to create and deliver value to the stockholders of Cendant; and/or

(iii)	such other conditions as the Committee shall determine in its sole discretion.

(b)      Restricted Cash Units Awards. The Committee may grant to a Participant an Award of Restricted Cash Units, subject to the Participant remaining continuously employed in good standing with the Company through one or more dates determined by the Committee, and upon which dates such Award may become fully or partially vested and payable. All such Awards shall be evidenced by an Award Agreement. Such Award will not vest or become payable and shall immediately terminate if such Participant’s employment terminates prior to an applicable vesting date, irrespective of the reason for termination of employment. Upon the occurrence of a Change-of-Control Transaction, each Award of Restricted Cash Units granted pursuant to this paragraph shall become immediately and fully vested and payable; provided, that the Company shall retain the right in its sole discretion to make such payment contingent upon the Participant executing an agreement to remain employed with the Company (or its successor) during a 90 day transition period immediately following such Change-of-Control Transaction. Notwithstanding the foregoing, the Committee shall have the sole discretion to accelerate the vesting and payment of a Restricted Cash Unit Award at any time and for any reason. As soon as practicable following the vesting of each Restricted

Cash Unit, the Participant will be entitled to receive an amount of cash equal to one dollar ($1.00), less any and all required minimum withholding taxes.

(c)      Restricted Stock Unit Awards. The Committee may grant to a Participant an Award of Restricted Stock Units, subject to the Participant remaining continuously employed in good standing with the Company through one or more dates determined by the Committee, and upon which dates such Award may become fully or partially vested and payable. All such Awards shall be evidenced by an Award Agreement. Such Award will not vest and will immediately terminate if such Participant’s employment terminates prior to an applicable vesting date, irrespective of the reason for termination of employment. Upon the occurrence of a Change-of-Control Transaction, each Award of Restricted Stock Units granted pursuant to this paragraph shall become immediately and fully vested and payable; provided, that Company shall retain the right in its sole discretion to make such payment contingent upon the Participant executing an agreement to remain employed with the Company (or its successor) during a 90 day transition period immediately following such Change-of-Control Transaction. Notwithstanding the foregoing, the Committee shall have the sole discretion to accelerate the vesting and payment of a Restricted Stock Unit Award at any time and for any reason. Restricted Stock Units granted hereunder shall be granted pursuant to and in accordance with any one or more of the Cendant Stock Plans, as determined by the Committee and set forth in an Award Agreement, and accordingly such Awards shall be subject to the terms of such Cendant Stock Plan (except as otherwise provided in this Plan), including without limitation any equitable adjustment provisions. As soon as practicable following the vesting of each one Restricted Stock Unit, the Participant will be entitled to receive one share of Cendant Stock; provided, however, that the Participant shall remain required to remit to the Company such amount that the Company determines is necessary to meet all required minimum withholding taxes. In the event that Cendant shall determine to pay a dividend in respect of Cendant Stock, a cash dividend-equivalent in respect of each then outstanding Restricted Stock Unit will be paid to the holder thereof; provided, however, that any such dividend-equivalents shall be subject to the same vesting schedules, forfeiture provisions and deferral elections as the Restricted Stock Unit to which it relates.

(d)      Disability. A Participant’s Restricted Stock Units and/or Restricted Cash Units shall immediately vest upon his or her termination of employment by reason of Disability.

6.	General Provisions.

(a)      Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any

Award Agreement or other agreement, entered into pursuant hereto, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)      Nontransferability. Awards shall not be transferable by a Participant for any reason whatsoever.

(c)      No Right To Continued Employment. Nothing in the Plan, any Award or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(d)      Withholding Taxes. All Awards hereunder are subject to any and all required minimum withholding taxes and similar required withholding obligations.

(e)      Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan.

(f)      Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g)      Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation for a select group of management and highly compensated employees. Nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h)      Deferral. Cendant may establish procedures pursuant to which certain designated Participants may elect to defer, until a time or times later than the vesting of an Award, receipt of all or a portion of the shares of Cendant Stock deliverable in respect of a Restricted Stock Unit and/or receipt of all or a portion of the amounts payable in respect of a Restricted Cash Unit, all on such terms and conditions as Cendant shall determine in its sole discretion. If any such deferrals are permitted for some or all Participants, then notwithstanding any provision of this Plan to the contrary, a Participant who elects such deferral shall not have any rights as a stockholder with respect to any such deferred shares of Cendant Stock unless and until certificates representing such shares are actually delivered to the Participant, except to the extent otherwise determined by the Committee.

(i)      Other Provisions. Notwithstanding any other provision of the Plan, an Award Agreement or any other agreement (written or oral) to the contrary, for purposes of the Plan and any Award hereunder, a termination of employment shall be deemed to have occurred on the date upon which the Participant ceases to perform active employment duties for the Company following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding any other provision of the Plan, an Award Agreement or any other agreement (written or oral) to the contrary, a Participant shall not be entitled (and by accepting any Award, thereby irrevocably waives any such entitlement), by way of compensation for loss of office or otherwise, to any sum or other benefit to compensate the Participant for the loss of any rights under the Plan as a result of the termination or expiration in of any Award in connection with any termination of employment. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of Cendant Corporation or any of its subsidiaries.

(j)      Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(k)      Effective Date. The Plan shall take effect upon its adoption by the Committee.